Exhibit 4.4

THE MACERICH COMPANY

WARRANT TO PURCHASE COMMON STOCK

MAC – 2009 – H1

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR QUALIFIED UNDER STATE SECURITIES LAWS, AND THEREFORE SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND EFFECTIVE QUALIFICATION THEREOF UNDER APPLICABLE STATE SECURITIES LAWS, OR IF SUCH SALE, TRANSFER, ASSIGNMENT, HYPOTHECATION OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE SECURITIES LAWS.

This certifies that, for good and valuable consideration, the receipt of which is hereby acknowledged, Heitman M-rich Investors LLC, a Delaware limited liability company (the “Holder”), is entitled to purchase, from time to time, from The Macerich Company, a Maryland corporation (the “Company”), 935,358 fully paid and non-assessable shares of common stock of the Company, par value $0.01 per share (each, a “Share” and collectively, the “Shares”), commencing on the date set forth on the signature page hereof (the “Commencement Date”), on the terms and conditions set forth herein.

1.             Number of Shares; Vesting; Strike Price and Expiration Date.

(a)           This Warrant may be exercised for 935,358 Shares.

(b)           The right to exercise this Warrant shall fully vest on the Commencement Date.

(c)           Concurrently with the issuance of this Warrant, the Holder and/or its affiliates, and affiliates of the Company, are entering into an Agreement of Limited Partnership, dated as of September 30, 2009 (the “Partnership Agreement”).  The Partnership Agreement provides for the beneficial ownership by the parties thereto of two shopping centers.  On the date of the issuance of this Warrant, both shopping centers are encumbered by mortgages or deeds of trust securing the following existing loans: (i) a loan in the original principal amount of $178,000,000, made by Morgan Stanley Dean Witter Mortgage Capital Inc. to Freemall Associates, LLC, on June 18, 2001 (the “Freemall Loan”) and (ii) a loan in the original principal amount of $184,000,000, made by German American Capital Corporation and Teachers Insurance and Annuity Association of America to TWC Chandler LLC, on October 21, 2002 (the “Chandler Loan”).  All purchase rights represented by this Warrant shall terminate 30 days after the refinancing or repayment of each of the Freemall Loan or the Chandler Loan (the “Expiration Date”).  To the extent that this Warrant has not been exercised before the Expiration Date, this Warrant shall become null and void and all rights hereunder and all rights in respect hereof shall cease as of the Expiration Date.

(d)           As used herein, the “Strike Price” means $46.68, as such price may be adjusted from time to time pursuant to the terms hereof.

2.             Exercise and Payment.

(a)           Exercise for Shares.  This Warrant may be exercised in whole or in part, from time to time, by the Holder by surrender of this Warrant (and the Notice of Exercise annexed hereto duly completed and executed by the Holder) to the Company at the principal executive office of the Company, together with payment in the amount obtained by multiplying the Strike Price then in effect by the number of Shares to be purchased (as designated in the Notice of Exercise).  Payment must be by wire transfer of immediately available funds.

(b)           Net Issue Exercise - Cash or Shares. In lieu of exercising this Warrant in accordance with Section 2(a), the Holder may elect a net issue exercise in accordance with this Section 2(b).  In the event the Holder elects a net issue exercise pursuant to this Section 2(b), the Company may determine whether to deliver cash or Shares in exchange for this Warrant, and the Company shall notify the Holder of its determination within five (5) business days following receipt by the Company of the Holder’s Notice of Exercise; provided, however, that in the event that the Company determines to deliver cash in exchange for this Warrant, the Holder may elect within one (1) business day to instead have the exercise of this Warrant satisfied in Shares, which election shall be binding on the Holder and the Company.  The Holder may elect a net issue exercise by surrendering this Warrant (and the Notice of Exercise annexed hereto duly completed and executed by the Holder) to the Company at the principal executive office of the Company, and the amount of cash or the number of Shares to be delivered upon such exercise shall be determined in accordance with this Section 2(b).

If in the Notice of Exercise the Holder elects a net issue exercise, and the Company elects to deliver Shares, then the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B)
A

Where	X	=	the number of Shares to be issued to the Holder.
	Y	=	the number of Shares then purchasable under this Warrant designated in the Notice of Exercise.
	A	=	the then current Fair Value of the Shares.
	B	=	the then current Strike Price.

If in the Notice of Exercise the Holder elects a net issue exercise, and the Company elects to deliver cash, then the Company shall deliver to the Holder an amount of cash computed using the following formula:

C = Y(A-B)

Where	C	=	the aggregate dollar amount to be delivered to the Holder.
	Y	=	the number of Shares then purchasable under this Warrant designated in the Notice of Exercise.
	A	=	the then current Fair Value of the Shares.
	B	=	the then current Strike Price.

(c)           As used in this Warrant, “Fair Value” shall mean, on any date specified herein (i) in the case of cash, the dollar amount thereof, (ii) in the case of a security listed on a national securities exchange, the Current Market Price, and (iii) in all other cases, the fair value thereof (as of a date which is within 20 days of the date on which the Company receives the Notice of Exercise except as otherwise specifically provided for in Section 8(d) below) shall be determined by the Company’s Board of Directors in good faith.  As used in this Section 2(b), “Current Market Price” shall mean, the volume-weighted average closing price of the Shares for the five trading days immediately preceding the date on which the Company receives the Notice of Exercise except as otherwise specifically provided for in Section 8(d) below.

3.             Delivery of Certificates.  In the event the Holder exercises this Warrant for Shares pursuant to Section 2(a), or pursuant to Section 2(b) and the Company elects to deliver Shares, this Warrant shall be deemed to have been exercised and the Holder shall be deemed to have become the holder of record of such Shares as of the date of the surrender of this Warrant certificate to the Company, and in the case of an exercise pursuant to Section 2(a), payment of the Strike Price to the Company.  Within a reasonable period of time after exercise, in whole or in part, of this Warrant pursuant to Section 2(a), or Section 2(b) where the Company elects to deliver Shares, the Company shall issue in the name of and deliver to the Holder a certificate for the number of fully paid and non-assessable Shares that the Holder shall have requested in the Notice of Exercise, or the number of Shares calculated pursuant to Section 2(b) in the event the Holder elects a net issue exercise in the Notice of Exercise and the Company elects to deliver Shares, up to the maximum then available hereunder. If this Warrant is exercised in part, the Company shall deliver to the Holder a new Warrant for the unexercised portion of this Warrant at the time of delivery of such certificate for the Shares.  If the Company elects to pay cash pursuant to the Holder’s net issue exercise under Section 2(b), the Company shall pay such cash to the Holder within two (2) business days following the Company’s notice to the Holder of its election to pay cash.

4.             No Fractional Shares.  No fractional Shares or scrip representing fractional Shares will be issued upon exercise of this Warrant.  If upon any exercise of this Warrant a fraction of a Share results, the Company will pay the Holder the difference between the cash value of the fractional Share and the portion of the Strike Price allocable to the fractional Share.

5.             Charges, Taxes and Expenses.  The Company shall pay all taxes or other incidental charges, if any, in connection with the transfer from the Company to the Holder of the Shares purchased pursuant to the exercise hereof.

6.             Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Warrant, of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, dated as of such date as the foregoing conditions have been satisfied in the event of loss, theft or destruction, or the surrender date in the event of mutilation, in lieu of this Warrant.

7.             Saturdays, Sundays, Holidays, Etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding weekday which is not a legal holiday.

8.             Adjustment of Strike Price and Number of Shares.  The number of and kind of securities purchasable upon exercise of this Warrant and the Strike Price shall be subject to adjustment from time to time as follows:

(a)           Subdivisions and Combinations.  If the Company shall at any time after the date hereof, but prior to the expiration of this Warrant, subdivide its outstanding securities as to which purchase rights under this Warrant exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Warrant exist, the number of Shares as to which this Warrant is exercisable as of the date of such subdivision or combination shall forthwith be proportionately increased in the case of a subdivision or proportionately decreased in the case of a combination.  Appropriate corresponding adjustments shall also be made to the Strike Price, so that the aggregate purchase price payable for the total number of Shares purchasable under this Warrant as of such date shall remain the same.

(b)           Reclassification, Etc.  Except as specifically provided for in Section 8(c) below, if at any time after the date hereof there shall be a change or reclassification of the Shares into which this Warrant is exercisable into the same or a different number of a different type or class of securities, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Strike Price then in effect, the number of shares of other securities or property resulting from such change or reclassification that would have been received by Holder for the Shares subject to this Warrant had this Warrant been exercised immediately prior to the time of the reclassification.

(c)           Consolidation, Merger or Sale.  If the Company shall do any of the following (each, a “Triggering Event”): (i) consolidate with or merge into any other entity and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the capital stock of the Company shall be changed into or exchanged for securities of any other entity or cash or any other property, or (iii) transfer all or substantially all of its properties or assets to any other person or entity, then, and in the case of each such Triggering Event, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering

Event but prior to the Expiration Date, and to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Strike Price in effect at the time immediately prior to the consummation of such Triggering Event (subject to adjustments (subsequent to such Triggering Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 8), in lieu of the Shares issuable upon exercise of this Warrant prior to such Triggering Event, the securities, cash and/or property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (and the Company shall select the form of consideration, to the extent applicable, received by the Holder upon exercise of this Warrant subsequent to such Triggering Event), subject to adjustments (subsequent to such Triggering Event) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 8.

(d)           Extraordinary Distributions. Except as specifically provided for in Section 8(c) above, if the Company shall distribute to all holders of its Shares: (i) any shares of capital stock of the Company, evidence of indebtedness, or other securities or rights convertible into shares of capital stock of the Company (but excluding Ordinary Dividends) without receiving payment of any consideration in exchange therefor, or (ii) cash (but excluding Ordinary Dividends), then, in each such case:

(i)            the Strike Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Strike Price by a fraction

(x) the numerator of which shall be the Fair Value of a Share in effect on such record date or, if the Shares trade on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading, less the Fair Value of such distribution applicable to one Share, and

(y) the denominator of which shall be the Fair Value of a Share in effect on such record date or, if the Shares trade on an ex-distribution basis, on the date prior to the commencement of ex-distribution trading;

and

(ii)           this Warrant shall thereafter evidence the right to receive, at the adjusted Strike Price, that number of Shares (calculated to the nearest Share) obtained by dividing:

(x) the product of the aggregate number of Shares covered by this Warrant immediately prior to such adjustment and the Strike Price in effect immediately prior to such adjustment of the Strike Price by,

(y) the Strike Price in effect immediately after such adjustment of the Strike Price.

As used herein “Ordinary Dividends” shall mean all quarterly dividends, whether paid in cash, shares of capital stock of the Company or other securities, or any combination of the foregoing, except extraordinary or special dividends.

9.             Notice of Adjustments.  Whenever the Strike Price or number of Shares purchasable hereunder shall be adjusted pursuant to Section 8 hereof, the Company shall execute and deliver to the Holder a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Strike Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

10.           Reservation of Common Shares.  The Company covenants that, during the term this Warrant is exercisable, the Company will reserve from its unissued Shares a sufficient number of Shares to provide for the issuance of Shares upon the exercise of this Warrant.  The Company further covenants that all Shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Strike Price, all as set forth herein, will be duly authorized, validly issued, fully paid, nonassessable, and free from all taxes, liens, and charges in respect of the issue thereof.  The Company agrees that the issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing certificates representing Shares to execute and issue the necessary certificates upon the exercise of this Warrant.

11.           No Rights as Stockholder.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights as a stockholder of the Company with respect to the Shares, including (without limitation) the right to vote such Shares, receive distributions thereon, or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

12.           Restricted Securities.  The Holder understands that this Warrant and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold without registration under the Act, or an applicable exemption from such registration. The Holder hereby acknowledges that the securities legend on Exhibit A to the Notice of Exercise attached hereto will be placed on any Shares issued to the Holder upon exercise of this Warrant.

13.           Certification of Investment Purpose.  Unless a current registration statement under the Act shall be in effect with respect to the securities to be issued upon exercise of this Warrant, in which case the Holder may be asked to provide a modified version of the written certification attached hereto, the Holder covenants and agrees that, at the time of exercise hereof, it will deliver to the Company a written certification in substantially the form attached hereto, executed by the Holder, which certifies to the Company that the Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act, the securities acquired by such Holder upon exercise hereof are for the account of such Holder and acquired for investment purposes only and that such securities are not acquired with a view to, or for sale or resale in connection with, any distribution thereof.

14.           Miscellaneous.

(a)           Construction.  Unless the context indicates otherwise, the term “Warrant” shall include any and all warrants outstanding pursuant to this Agreement, including those evidenced by a certificate upon exchange or substitution pursuant to the terms hereof.

(b)           Restrictions.  By receipt of this Warrant, the Holder makes the same representations and warranties with respect to the acquisition of this Warrant as the Holder is required to make upon the exercise of this Warrant and acquisition of the Shares purchasable hereunder as set forth in the Form of Investment Letter attached as Exhibit A to the Notice of Exercise, the forms of which are attached hereto as Exhibit A.

(c)           Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified (or one day following timely deposit with a reputable overnight courier with next day delivery instructions), or upon confirmation of receipt by the sender of any notice by facsimile transmission, at the address indicated below or at such other address as such party may designate by ten days’ advance written notice to the other party.

To Holder:	Heitman M-rich Investors LLC
c/o Heitman LLC
191 Wacker Drive, Suite 2500
Chicago, Illinois 60606
Attention: David Perisho, Senior Vice President
Telecopy: 312-541-6789

With a Copy to:	Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: John W. Noell, Jr., Esq.
Telecopy: 312-701-7711

To the Company:	The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401
Attention: Chief Legal Officer
Facsimile: (310) 394-7692

With a copy to:	Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attention: F. Thomas Muller, Esq.
Facsimile: (310) 914-5852

(d)           Governing Law.  Any dispute in the meaning, effect or validity of this Warrant shall be resolved in accordance with the laws of the State of Maryland without regard to the conflict of laws provisions thereof.

(e)           Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Warrant, including without limitation to enforce any provision in this Warrant, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Warrant, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(f)            Entire Agreement.  This Warrant and the exhibits hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

(g)           Binding Effect.  This Warrant and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns, and Holder and its successors. Holder may not assign this Warrant or its rights or obligations hereunder without the express written consent of the Company, which consent may be withheld, delayed or conditioned in the sole and absolute discretion of the Company.

(h)           Waiver; Consent.  This Warrant may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the Holder and the Company, and no waiver of any of the provisions or conditions of this Warrant or any of the rights of the Holder or the Company hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

[Remainder of the Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant effective as of the date set forth below.

DATED: September 30, 2009	COMPANY

THE MACERICH COMPANY, a Maryland corporation

	By:	/s/ Richard A. Bayer
Richard A. Bayer, Senior Executive Vice President, Chief Legal Officer and Secretary

Signature Page to MAC – 2009 – H1

EXHIBIT A

NOTICE OF EXERCISE

To:          The Macerich Company

The Holder hereby elects to purchase                            Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the Strike Price pursuant to the terms of the Warrant. Defined terms used herein and not defined herein shall have the meaning ascribed to them in the Warrant.

Attached as Exhibit A is an investment representation letter addressed to the Company and executed by the Holder as required by Section 13 of the Warrant.

Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the Holder.

Dated:	HOLDER

HEITMAN M-RICH INVESTORS LLC

Name:
Title:

Exhibit A

To:          The Macerich Company

In connection with the purchase by the Holder of                    Shares of the Company, upon exercise of that certain Warrant dated as of September       , 2009, the Holder hereby represents and warrants as follows:

The Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Act.  The Shares to be received by the Holder upon exercise of the Warrant are being acquired for its own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

The Holder understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.  In this connection, the Holder represents and warrants that it is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed by Rule 144 and by the Act.

The Holder understands the instruments evidencing the Shares may bear the following legend:

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER STATE SECURITIES LAWS, AND THEREFORE SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED,  HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PROVIDED THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE QUALIFICATION REQUIREMENTS OF THE RELEVANT STATE SECURITIES LAWS.

Defined terms used herein and not defined herein shall have the meaning ascribed to them in the Warrant.

Dated:	HOLDER

HEITMAN M-RICH INVESTORS LLC

Name:
Title: